Exhibit 4.3

SUPPLEMENTAL INDENTURE FOR ESCROW RELEASE DATE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 17, 2017, by and among Nexstar Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), to be merged with and into Nexstar Broadcasting, Inc., a Delaware corporation (“NBI”), Nexstar Broadcasting Group, Inc., a Delaware corporation (“Parent”), Mission Broadcasting, Inc. (the “Guaranteeing Subsidiary”) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of Nexstar Escrow Corporation, a Delaware corporation (the “Escrow Issuer”) and the Trustee have heretofore executed and delivered an indenture dated as of July 27, 2016 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $900,000,000 of 5.625% Senior Notes due 2024 (the “Notes”) of the Issuer (as defined in the Indenture);

WHEREAS, the Indenture provides, among other things, that the Escrow Issuer shall be permitted to merge with or into NBI, provided that, among other things, NBI and the Guarantors shall expressly assume upon any such merger, all of the obligations of Escrow Issuer under the Notes and the Indenture;

WHEREAS, Escrow Issuer has merged with and into NBI, with NBI continuing its existence under Delaware law, and the merger has become effective under the laws of the State of Delaware;

WHEREAS, the Indenture provides that upon the Escrow Release Date each of NBI and the Guarantors shall execute and deliver to the Trustee a supplemental indenture and become parties to the Indenture and pursuant to which NBI shall assume all of the obligations of the Escrow Issuer under the Notes and the Indenture, as applicable, and the Guarantors shall unconditionally guarantee all of NBI’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”) (provided that the Guarantee provided by Parent is subject to the terms of the definition of “Guarantor” provided in the Indenture);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

WHEREAS, each of NBI and the Guarantors has been duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Escrow Issuer, NBI, Parent, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to Assume Obligations. Effective upon the Escrow Release Date, NBI hereby agrees to unconditionally assume Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Issuer under the Indenture.

SECTION 2.2. Agreement to be Bound. Each of Parent and the Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture (provided that the Guarantee provided by Parent is subject to the terms of the definition of “Guarantor” provided in the Indenture).

SECTION 2.3. Guarantee. Each of Parent and the Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis (provided that the Guarantee provided by Parent is subject to the terms of the definition of “Guarantor” provided in the Indenture).

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications each of NBI and the Guarantors shall be given as provided in the Indenture.

SECTION 3.2. Merger and Consolidation. (i) NBI shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with, or merge into, another Person except in accordance with Section 4.1(a) of the Indenture and (ii) the Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(g) of the Indenture.

SECTION 3.3. Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEXSTAR BROADCASTING, INC.

By:	/s/ Thomas E. Carter
	Name:	Thomas E. Carter
	Title:	Chief Financial Officer

NEXSTAR BROADCASTING GROUP, INC. as a Guarantor

By:	/s/ Thomas E. Carter
	Name:	Thomas E. Carter
	Title:	Executive Vice President and Chief Financial Officer

MISSION BROADCASTING, INC. as a Guarantor

By:	/s/ Dennis P. Thatcher
	Name:	Dennis P. Thatcher
	Title:	President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President